Exhibit 3.3

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION OF

APOLLO INFRASTRUCTURE ACQUISITION, CORP.

February 23, 2021

Apollo Infrastructure Acquisition, Corp. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.            This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Incorporation filed with the Secretary of State in the name of AP CAPS III, CORP. on August 27, 2020, as amended on February 22, 2021 (the “Certificate of Incorporation”).

2.            Article FIRST of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“The name of this Corporation (the “Corporation”) shall be Acropolis Infrastructure Acquisition Corp.”

3.            This amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4.            All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by James R. Crossen, its Authorized Officer, as of the date first written above.

By:	/s/ James R. Crossen
Name:	James R. Crossen
Title:	Authorized Officer